SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ___________________

                                  FORM 8-K/A-1

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Data of Report (Date of earliest event reported)  October 16, 2002
                                                         ----------------

                         Commission file number  0-16079
                                                --------


                             AIR METHODS CORPORATION
                             -----------------------
             (Exact name of Registrant as Specified in Its Charter)


              Delaware                                    84-0915893
              --------                                    ----------
  (State or Other Jurisdiction of                      (I.R.S. Employer
   Incorporation or Organization)                   Identification  Number)


  7301  South  Peoria,  Englewood,  Colorado                80112
  ------------------------------------------                -----
 (Address of Principal Executive Offices)                (Zip  Code)


        Registrant's Telephone Number, Including Area Code (303) 792-7400
                                                           --------------


     Former Name, Former Address and Former Fiscal Year, if Changed Since Last
                                  Report:  N/A

ITEM  2.     ACQUISITION  OR  DISPOSITION  OF  ASSETS

Acquisition of Rocky Mountain Holdings, L.L.C.
----------------------------------------------

On October 16, 2002, Air Methods Corporation (the "Company") acquired 100% of the membership interest of Rocky Mountain Holdings, L.L.C. ("RMH"), a Delaware limited liability company, from Rocky Mountain Holdings, Inc. and AMC Helicopters, Inc. The $28 million cash purchase price for RMH was increased to $33.6 million to reflect increases in net equity since December 31, 2001, which also decreased RMH's indebtedness at closing. RMH's long-term debt and outstanding balances on RMH's line of credit totaled $36.2 million as of September 30, 2002. Except for approximately $1.6 million of RMH debt that was repaid in connection with the acquisition, the long-term debt remains outstanding, either as debt of RMH or as debt assumed or replaced by the Company. The $5 million outstanding balance on the RMH line of credit was rolled into the new revolving credit facility described below. The purchase price is subject to changes in net equity from September 30, 2002, until the date of closing, to be determined by independent audit within 91 days of the closing date, as extended.

The purchase price was negotiated by the Company and the sellers, and includes an earn-out provision under which the sellers may receive up to $2.6 million of additional consideration over the next nine years based on actual collections against certain receivables. The Company incurred costs and fees of approximately $1 million in connection with the acquisition, including legal fees of Company counsel and a fee of $750,000 paid to Americas Partners for its services in connection with the acquisition. Ralph Bernstein and Morad Tahbaz, directors of the Company, are partners of Americas Partners. In addition, the Company incurred debt origination fees and expenses of approximately $2.6 million, including fees paid to CIBC World Markets Corp. for investment banking services in arranging the financing for the acquisition and legal fees paid to counsel for the lenders.

RMH pioneered the first hospital-based air medical service program over thirty years ago and currently provides air medical transport services throughout the United States under both the community-based and hospital-based service delivery models utilizing a fleet of over 80 helicopters and fixed-wing aircraft. RMH also maintains a national dispatch and communications center in Omaha, Nebraska, and aircraft maintenance and overhaul operations at its Provo, Utah headquarters and in Greenville, South Carolina. The Company plans to continue all of RMH's operations and to retain the RMH bases, equipment and air medical transport service personnel. Certain of the RMH administrative functions are planned to be combined with those of the Company.

Financing  the  Acquisition
---------------------------

Subordinated Notes. The purchase price was financed in part through the issuance
------------------
of $23 million in subordinated notes (the "Notes") to Prudential Capital Partners, L.P. and an affiliate of PCP ("PCP"). Each of the Company and its subsidiaries, RMH, Arch Air Medical Services and Mercy Air Service, is a direct obligor on the Notes and is fully responsible for their payment. The Notes are unsecured and provide for quarterly payment of interest only at 12% per annum, with all principal due October 16, 2007.

Except as set forth below, the Notes may not be prepaid until July 1, 2004, and prepayments after July 1, 2004 will be at a declining premium. Up to 25% of the Notes outstanding at closing may be prepaid at any time without premium with the proceeds of an underwritten public equity offering providing net proceeds to the Company of at least $10 million or, if PCP has transferred at least 50% of its Warrants (described below), a private placement of Company equity securities. In addition, the Company may prepay the Notes held by PCP at par upon the occurrence of a Liquidity Event (generally, a sale of all of the Company's equity or assets) if PCP's "cash on cash" return has exceeded 2:1.

The purchase agreement entered into in connection with the Note issuance (the "SPA") contains various covenants that limit, among other things, the Company's ability to:

-    create  liens;
- prepay indebtedness (except in connection with refinancing of Aircraft Indebtedness);
-    make certain loans;
-    engage in transactions with affiliates on other than arms' length terms;
-    make any material change to the nature of the Company's business;
-    sell or discount receivables;
-    lease real property in excess of specified expenditure levels;
-    enter into a merger or consolidation;
-    sell assets; or
-    pay dividends.

With certain exceptions, the Company may not permit the aggregate of (i) new indebtedness, plus (ii) the net present value of future lease payments under newly originated operating leases, plus (iii) Unfinanced Capital Expenditures (as defined) (collectively (i), (ii) and (iii) being referred to as "Capital Debt") to exceed $33 million per year in 2003 and 2004 and $38.5 million per year in 2005 and thereafter. The Company is also subject to a limitation on the amount it may expend in acquisitions without prior consent of the majority of the noteholders ($12.5 million in 2003, $20 million in 2004 and $30 million per year thereafter), which amount may be increased during 2004 and 2005 with 50% of the proceeds of a public equity offering by the Company.

The SPA also contains covenants requiring the Company to maintain:

- a Fixed Charge Coverage Ratio (as defined) of not less than 1:1 for 2003 (increasing thereafter);
- a total debt to EBITDA ratio of not more than 4.05:1.00 (increasing after 3/31/04);
-    a  minimum  net  worth;
-    a senior debt to EBITDA ratio of 3.05:1.00 (decreasing after 3/31/04); and
-    a minimum EBITDA of $26.6 million (increasing after 1/1/04).

Payment obligations under the Notes accelerate upon the occurrence of defined events of default, including the following: failure to pay principal or interest or to perform covenants included in the SPA, the senior credit facility or other indebtedness; events of insolvency or bankruptcy, judgments of $500,000 that are not paid or discharged timely; failure to file and keep effective a registration statement relating to the Warrants issued to PCP; and a Change of Control. A Change of Control occurs when (i) any person becomes the beneficial owner of 40% or more of the Company's stock, (ii) directors of the Company at October 16, 2002, or directors approved by them, cease to comprise a majority of the Company's board of directors, (iii) foreign persons in the aggregate own or control 20% or more of the Company's voting stock, or (iv) the Company or any subsidiary that holds an air carrier certificate ceases to be a citizen of the United States. If the Notes are prepaid prior to final maturity, a Yield Maintenance Payment is required that is designed to provide the holders with approximately the same amount of interest they would have received had the Notes been paid at maturity.

The Company also issued transferable warrants ("Warrants") to PCP to purchase 443,224 shares of Air Methods Common Stock with an exercise price of $.06 per share, exercisable through October 2008, and entered into a Stockholders' Agreement with PCP. Under the Stockholders' Agreement, the Company is required to file a registration statement by December 30, 2002 registering the common stock underlying the Warrants, to have such registration statement declared effective within 90 days after filing, and to maintain the effectiveness of the registration statement continuously thereafter. Failure to satisfy any of these obligations will result in monetary penalties (beginning at $38,333 per month, increasing monthly) and can constitute an event of default under the SPA.

One representative of PCP is permitted to participate in all Company board meetings as an observer. If the Company issues equity securities in the future (other than in a public offering), any holder of unexercised Warrants is entitled to pre-emptive rights to participate in that offering to maintain the percentage ownership represented by the unexercised Warrants.

Senior  Credit  Facility.  To  finance  the  remainder of the purchase price and
------------------------
related closing costs and to provide working capital and letter of credit availability for the combined entities, Air Methods entered into a $35 million revolving credit facility with certain lenders, with PNC Bank, National Association (PNC) acting as agent. Borrowings under the credit facility are secured by substantially all of the Company's non-aircraft assets, including accounts receivable, inventory, equipment and general intangibles. Indebtedness under the credit facility will have a first priority claim to the assets pledged to secure it. The Company and its three subsidiaries are each a direct obligor on the credit facility. The facility matures October 16, 2006 but can be prepaid at any time, subject to payment of an early termination fee ranging from .25% to 2% if the termination occurs prior to October 16, 2004.

Indebtedness under the credit facility will bear interest, at the Company's option, at either (i) the higher of the federal funds rate plus 0.50% or the prime rate as announced by PNC plus an applicable margin ranging from 0 to 0.75% or (ii) at a rate equal to LIBOR plus an applicable margin ranging from 1.75% to 3.00%. The applicable margin in each case is based upon the ratio of senior debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) for the four most recently completed fiscal quarters.

The amount of borrowing permitted under the credit facility is based on a borrowing base comprised of (i) 75% of accounts receivable from Medicare, Medicaid, insurance companies and community-based payors and 85% of other accounts receivable, and (ii) the lesser of (A) 60% of inventory valued at the lower of cost or market, (B) 85% of inventory valued at liquidation value, or
(C) $15 million. Based on assets at the time of the closing, approximately $33.6 million was available under the credit facility, and borrowings under the credit facility at closing were approximately $16 million, leaving approximately $17.6 million of unused borrowing availability.

The credit facility contains various covenants that limit, among other things, the Company's ability to:

-    create  liens;
-    declare  dividends;
-    make  loans  and  investments;
-    enter into real property leases exceeding specified expenditure levels;
-    make any material change to the nature of the Company's business;
- enter into any transaction with affiliates other than on arms' length terms;
- prepay indebtedness, except in connection with refinancing Aircraft Indebtedness or, with respect to the Notes issued to PCP, with proceeds of equity issuances;
-    enter into a merger or consolidation; or
-    sell assets.

The  credit agreement also contains covenants requiring the Company to maintain:

- a fixed charge coverage ratio of not less than 1.1:1.00 (increasing after 1/1/04); and
-    a  minimum  net  worth.

With certain exceptions the Company may not permit its Capital Debt to exceed $30 million per year in 2003 and 2004 and $35 million per year in 2005 and 2006. Under the credit facility the Company may not expend more than $10 million per year for acquisitions without prior consent of the majority of the member banks, and debt incurred in any acquisition must be less than twice the cash purchase price. No acquisition may occur without prior consent unless there is $10 million of undrawn availability under the credit facility.

Payment obligations under the credit facility accelerate upon the occurrence of defined events of default, including the following: failure to pay principal or interest, or to perform covenants, under the credit facility, the Notes or other indebtedness; events of insolvency or bankruptcy; judgments of $250,000 are not paid or discharged timely; failure to maintain the first priority status of liens under the credit facility; levy against a material portion of the Company's assets; default under the Notes; suspension of material governmental permits; interruption of operations at any Company facility that has a material adverse effect; and a Change of Control (which has the same definition in the credit facility as in the SPA).

The descriptions of the Subordinated Notes and the Senior Credit Facility are summaries, and do not contain all of the exceptions and qualifications that may apply. Reference is made to the copies of such documents filed as exhibits to this Form 8-K.

ITEM  7.     FINANCIAL  STATEMENTS  AND  EXHIBITS

The following financial statements and pro forma financial information are filed as part of this report:

a.   Financial  statements  of  RMH:
     Independent  Auditors'  Report
     Balance  Sheets  - September 30, 2002 (unaudited) and December 31, 2001 and
        2000
     Statements  of  Operations for the nine months ended September 30, 2002 and
        2001 (unaudited), and the years ended December 31, 2001, 2000, and 1999 Statements of Members' Equity for the nine months ended September 30, 2002
        (unaudited), and the years ended December 31, 2001, 2000, and 1999 Statements of Cash Flows for the nine months ended September 30, 2002 and
        2001  (unaudited), and the years ended December 31, 2001, 2000, and 1999

b.   Unaudited  pro  forma  financial  information:
     Pro Forma Combined Balance Sheet - September 30, 2002
     Pro  Forma  Combined  Statement  of  Operations  for  the nine months ended
        September  30,  2002
     Pro  Forma Combined Statement of Operations for the year ended December 31,
        2001
     Notes to Pro Forma Combined Financial Statements

The following exhibits were filed as part of the Form 8K dated October 16, 2002:

c.   Exhibits

     2.1 Membership Interest Purchase Agreement, dated June 6, 2002, among Air Methods Corporation; Rocky Mountain Holdings, LLC; Rocky Mountain Holdings, Inc.; and AMC Helicopters, Inc.

     4.1 Common Stock Purchase Warrant, dated October 16, 2002, between Air Methods Corporation and Prudential Capital Partners Management Fund, L.P.

     4.2 Common Stock Purchase Warrant, dated October 16, 2002, between Air Methods Corporation and Prudential Capital Partners, L.P.

     10.1 Revolving Credit and Security Agreement, dated October 16, 2002, among Air Methods Corporation; Rocky Mountain Holdings, LLC; Mercy Air Service, Inc.; ARCH Air Medical Service, Inc.; and PNC Bank N.A.

     10.2 Securities Purchase Agreement, dated October 16, 2002, between Air Methods Corporation; Rocky Mountain Holdings, LLC; Mercy Air Service, Inc.; ARCH Air Medical Service, Inc.; Prudential Capital Partners, L.P.; and Prudential Capital Partners Management Fund, L.P.

     10.3 Stockholders' Agreement by and between Air Methods Corporation, Prudential Capital Partners, L.P.; and Prudential Capital Partners Management Fund, L.P.

     10.4 Senior Subordinated Note, dated October 16, 2002, between Air Methods Corporation; Rocky Mountain Holdings, LLC; Mercy Air Service, Inc.; ARCH Air Medical Service, Inc.; and Prudential Capital Partners, L.P.

     10.5 Senior Subordinated Note, dated October 16, 2002, between Air Methods Corporation; Rocky Mountain Holdings, LLC; Mercy Air Service, Inc.; ARCH Air Medical Service, Inc.; and Prudential Capital Partners Management Fund, L.P.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    AIR  METHODS  CORPORATION



Date:  December 30, 2002            By  \s\  Aaron  D.  Todd
                                      ------------------------------------------
                                      On behalf of the Company, and as Principal
                                      Financial and Accounting Officer

ROCKY MOUNTAIN HOLDINGS, L.L.C.


REPORT ON AUDITS OF FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000 AND FOR
THE YEARS ENDING DECEMBER 31, 2001, 2000
AND 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Members of
Rocky Mountain Holdings, L.L.C.:

In our opinion, the accompanying balance sheets and the related statements of operations, of members' equity and of cash flows present fairly, in all material respects, the financial position of Rocky Mountain Holdings, L.L.C. at December 31, 2001, 2000, and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/  PricewaterhouseCoopers  LLP

Salt Lake City, Utah
March 19, 2002, except for Note 11 for
which the date is December 19, 2002

                                        ROCKY MOUNTAIN HOLDINGS, L.L.C.

                                               BALANCE SHEETS
                                              (in thousands)


                                                                           September 30,     December 31,
                                                                           ------------  -------------------
                                                                               2002        2001       2000
                                                                           ------------  ---------  ---------
ASSETS                                                                     (unaudited)
Current assets:
  Cash                                                                     $     1,157   $    939   $    151
  Trade accounts receivable, less allowance for doubtful accounts of $15,170 (unaudited) at September 30, 2002 and $12,984 and $12,404
    at December 31, 2001 and 2000, respectively                                 18,964     17,887     15,724
  Notes receivable, current portion                                                  4          3        506
  Inventories, less allowance for excess and slow-moving of $588
    (unaudited) at September 30, 2002 and $540 and $442 at
    December 31, 2001 and 2000, respectively                                     9,877     11,273     10,818
  Prepaid expenses                                                               1,485      2,285      2,152
  Equipment held for sale                                                        2,827      4,356      2,587
                                                                           ------------  ---------  ---------
      Total current assets                                                      34,314     36,743     31,938
                                                                           ------------  ---------  ---------

Rotable inventories, less accumulated depreciation of $972 (unaudited), at September 30, 2002 and $843 and $518 at December 31, 2001
  and 2000, respectively                                                         2,342      2,176      2,273
                                                                           ------------  ---------  ---------

Property and equipment:
  Land                                                                             189        189        189
  Buildings and office equipment                                                 5,447      4,862      4,425
  Helicopters and other aircraft                                                50,633     48,958     43,067
  Operational equipment                                                          2,948      2,329      1,671
                                                                           ------------  ---------  ---------
                                                                                59,217     56,338     49,352
  Less accumulated depreciation and amortization                               (17,299)   (14,911)   (13,805)
                                                                           ------------  ---------  ---------
      Net property and equipment                                                41,918     41,427     35,547
                                                                           ------------  ---------  ---------
Other assets:
  Notes receivable, net of current portion                                          22         24          -
  Refundable deposits and long-term prepaid expenses                             1,501      1,868      1,502
  Goodwill, less accumulated amortization of $235 (unaudited), at September 30, 2002 and $235 and $189 at December 31,
    2001 and 2000, respectively                                                    465        465        467
  Deferred financing costs                                                         530        646        324
                                                                           ------------  ---------  ---------
      Total other assets                                                         2,518      3,003      2,293
                                                                           ------------  ---------  ---------
      Total assets                                                         $    81,092   $ 83,349   $ 72,051
                                                                           ============  =========  =========

  LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable                                                         $     2,562   $  2,649   $  1,144
  Accrued liabilities                                                            6,334      6,597      4,485
  Notes payable related to equipment held for sale                               2,603      4,284      2,458
  Current installments of long-term debt                                         5,935      3,185      2,657
  Current installments of obligations under capital leases                         265         55        113
  Other liabilities                                                                624         49        107
                                                                           ------------  ---------  ---------
      Total current liabilities                                                 18,323     16,819     10,964

Long-term debt, net of current installments                                     30,726     40,814     37,761
Obligations under capital leases, net of current installments                      470         13         68
Other liabilities, net of current portion                                          504        464        606
                                                                           ------------  ---------  ---------
      Total liabilities                                                         50,023     58,110     49,399
                                                                           ------------  ---------  ---------
Commitments (Notes 6, 7 and 10)
Members' equity:
  Contributed capital                                                           20,385     19,037     19,037
  Retained earnings                                                             10,684      6,202      3,615
                                                                           ------------  ---------  ---------
      Total members' equity                                                     31,069     25,239     22,652
                                                                           ------------  ---------  ---------
      Total liabilities and members' equity                                $    81,092   $ 83,349   $ 72,051
                                                                           ============  =========  =========


     The accompanying notes are an integral part of the financial statements

                                       ROCKY MOUNTAIN HOLDINGS, L.L.C.

                                          STATEMENTS OF OPERATIONS
                                              (in thousands)


                                                     Nine Months Ended
                                                        September 30,          Year Ended December 31,
                                                  ------------------------  -------------------------------
                                                     2002         2001        2001       2000       1999
                                                  -----------  -----------  ---------  ---------  ---------
                                                        (unaudited)
Net operating revenues                            $   77,042   $   64,814   $ 87,880   $ 75,862   $ 68,700
                                                  -----------  -----------  ---------  ---------  ---------

Operating expenses:
  Flying operations:
    Salaries, wages and benefits                      26,781       23,517     32,033     26,314     22,477
    Operating lease expense                            4,849        5,139      6,754      7,603      8,981
    Repairs and maintenance                           14,510       11,514     14,492     11,864     11,135
    Insurance                                          2,602        2,041      2,650      2,129      1,838
    Other flying operations expenses                   8,800        8,689     11,182      9,106      7,733
    Fuel and oil                                       1,465        1,410      1,911      1,833      1,229
  General and administrative                           4,836        3,100      4,688      3,738      3,784
  Depreciation and amortization                        3,036        2,995      4,055      3,686      3,407
  Support services                                     3,432        3,012      4,290      3,758      2,700
                                                  -----------  -----------  ---------  ---------  ---------

      Total operating expenses                        70,311       61,417     82,055     70,031     63,284
                                                  -----------  -----------  ---------  ---------  ---------

        Operating income                               6,731        3,397      5,825      5,831      5,416

Other income (expense):
  Interest expense                                    (2,185)      (2,659)    (3,468)    (3,375)    (2,535)
  Interest income                                         28           38         62        135        131
  Gain on insurance recovery                               -           58         58         39          -
  Gain (loss) on sale of property and equipment          (68)         321        172         (5)         2
                                                  -----------  -----------  ---------  ---------  ---------

      Total other expense                             (2,225)      (2,242)    (3,176)    (3,206)    (2,402)
                                                  -----------  -----------  ---------  ---------  ---------

      Net income                                  $    4,506   $    1,155   $  2,649   $  2,625   $  3,014
                                                  ===========  ===========  =========  =========  =========


     The accompanying notes are an integral part of the financial statements

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

                          STATEMENT OF MEMBERS' EQUITY
                                 (in thousands)


                                                                          Total
                                              Contributed    Retained    Members'
                                                Capital      Earnings     Equity
                                             -------------  ----------  ----------
BALANCE AT JANUARY 1, 1999                   $     23,496   $     561   $  24,057

Distributions to members                           (4,459)       (561)     (5,020)

1999 net income                                         -       3,014       3,014
                                             -------------  ----------  ----------

BALANCE AT DECEMBER 31, 1999                       19,037       3,014      22,051

Distributions to members                                -      (2,024)     (2,024)

2000 net income                                         -       2,625       2,625
                                             -------------  ----------  ----------

BALANCE AT DECEMBER 31, 2000                       19,037       3,615      22,652

Distributions to members                                -         (62)        (62)

2001 net income                                         -       2,649       2,649
                                             -------------  ----------  ----------

BALANCE AT DECEMBER 31, 2001                       19,037       6,202      25,239

Distributions to members (unaudited)                    -         (24)        (24)

Capital contribution by members (unaudited)         1,348           -       1,348

2002 net income (unaudited)                             -       4,506       4,506
                                             -------------  ----------  ----------

BALANCE AT SEPTEMBER 30, 2002 (UNAUDITED)    $     20,385   $  10,684   $  31,069
                                             =============  ==========  ==========


     The accompanying notes are an integral part of the financial statements

                                                ROCKY MOUNTAIN HOLDINGS, L.L.C.

                                                   STATEMENTS OF CASH FLOWS
                                                       (in thousands)


                                                                        Nine Months Ended
                                                                          September 30,        Year Ended December 31,
                                                                       ------------------  -------------------------------
                                                                         2002      2001      2001       2000       1999
                                                                       --------  --------  ---------  ---------  ---------
                                                                           (unaudited)
Cash flows from operating activities:
  Net income                                                           $ 4,506   $ 1,155   $  2,649   $  2,625   $  3,014
  Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
    Depreciation                                                         2,914     2,890      3,872      3,567      3,295
    Amortization of goodwill                                                 -        34         46         41         48
    Amortization of deferred financing fees                                122        71        137         78         64
    Provision for doubtful accounts                                      2,117      (898)       580      2,804      4,366
    Provision for excess and slow-moving inventory                          48        75         98         51          -
    Gain on insurance recovery                                               -       (58)       (58)       (39)         -
    Loss (gain) on sale of property and equipment                           68      (321)      (172)         5         (2)
    Expense paid through capital contribution from members               1,348         -          -          -          -
    Changes in operating assets and liabilities:
      Trade accounts receivable                                         (3,193)   (1,492)    (2,770)    (7,704)    (7,128)
      Inventories                                                        1,348       914       (553)    (2,275)       928
      Prepaid expenses                                                     829       872       (133)      (600)       135
      Refundable deposits and long-term prepaid expenses                    71       340        525        257        307
      Accounts payable                                                     (88)      667      1,505       (512)       468
      Accrued liabilities                                                 (313)      173      2,112        199      1,333
      Other liabilities                                                    614      (628)        90       (207)      (460)
                                                                       --------  --------  ---------  ---------  ---------
         Net cash provided by (used in) operating activities            10,391     3,794      7,928     (1,710)     6,368
                                                                       --------  --------  ---------  ---------  ---------

Cash flows from investing activities:
  Additions to rotable inventories                                        (295)      (78)       (78)        (9)         -
  Purchase of intangibles                                                    -       (43)       (43)         -          -
  Purchase of property and equipment                                    (3,351)   (2,150)    (4,784)    (3,078)   (10,029)
  Proceeds from sale-leaseback transaction                                 758         -          -          -        307
  Proceeds from sale of property and equipment                               -       906        648         16         75
  Proceeds from insurance recovery                                           -       612        609        133          -
  Payments received on notes receivable                                      8       382        506        492        454
                                                                       --------  --------  ---------  ---------  ---------
         Net cash used in investing activities                          (2,880)     (371)    (3,142)    (2,446)    (9,193)
                                                                       --------  --------  ---------  ---------  ---------

Cash flows from financing activities:
  Proceeds from long-term debt                                               -     1,772      2,150      8,084     12,504
  Principal payments on long-term debt                                  (7,142)   (5,977)    (5,854)    (1,810)    (4,617)
  Principal payments on obligations under capital leases                  (121)      (83)      (113)      (123)      (244)
  Deferred financing fees                                                   (6)     (106)      (119)      (116)      (320)
  Distributions to members                                                 (24)      (64)       (62)    (2,024)    (5,020)
                                                                       --------  --------  ---------  ---------  ---------
         Net cash provided by (used in) financing activities            (7,293)   (4,458)    (3,998)     4,011      2,303
                                                                       --------  --------  ---------  ---------  ---------
Net increase (decrease) in cash                                            218    (1,035)       788       (145)      (522)

Cash - beginning of period                                                 939       151        151        296        818
                                                                       --------  --------  ---------  ---------  ---------
Cash - end of period                                                   $ 1,157   $  (884)  $    939   $    151   $    296
                                                                       ========  ========  =========  =========  =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                        $ 2,187   $ 2,648   $  3,460   $  3,360   $  2,566

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Capital lease obligations for equipment                              $   788   $     -   $      -   $      -   $    307
  Notes payable on purchase of property and equipment                        -     4,186      8,255      6,034        800
  Capitalized fees on refinancing of notes payable                           -        19        338          -          -
  Refinance of capital leases with notes payable                             -         -          -          -      1,910
  Short-term note payable on equipment held for sale                     2,603     1,229      4,284      2,458      6,536
  Note payable for aircraft deposit                                          -       830        830          -        814
  Debt retirement on sale of property and equipment                          -     2,427      2,427        837        703
  Receivable from sale of property and equipment                             -         -          -        625          -
  Note payable on purchase of intangible asset                               -         -          -         98          -
  Accounts receivable replaced by note receivable                            -        27         27          -          -


     The accompanying notes are an integral part of the financial statements

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

1.   Organization and Summary of Significant Accounting Policies:
     -----------------------------------------------------------

     Organization and Description of Business
     ----------------------------------------

     Rocky Mountain Holdings, L.L.C. (the Company), a Delaware limited liability company, is in the air medical transport services business, providing air medical transport services to hospitals and regional ambulance authorities primarily throughout the United States of America. All business of the Company is conducted under the Company's name and the trade names "Rocky Mountain Helicopters," "LifeNet," "LifeCom," "MedFlight," "Complete Billing Solutions," "The Wisdom Well," and "Advantage Aviation." The Company is owned equally by the members, AMC Helicopters, Inc. and Rocky Mountain Holdings, Inc. (the Members) under an agreement that unless terminated earlier by the Members will dissolve the Company on December 31, 2024.

     Revenue  Recognition
     --------------------

     Revenue is recognized at the time services are rendered or products are shipped and title passes to the customer.

     Cash  Concentration
     -------------------

     The Company's cash is held in two banks, one in Utah and one in Pennsylvania, the balances of which may at times exceed federally insured limits.

     Inventories
     -----------

     Inventories consist of purchased and overhauled parts, accessories and supplies, primarily consumed in the maintenance and repair or modification of the Company's aircraft. Rotable inventories include components that are repaired and reused as opposed to those parts that are consumed in operations, and are depreciated over 15 years. The cost of creating a usable rotary inventory component is capitalized. The cost of repairing rotable inventories is charged to expense as incurred.

     Inventories are stated at the lower of cost or market, cost being determined on the basis of average cost. Except for serialized parts for which actual cost is used.

     Property  and  Equipment
     ------------------------

     Property and equipment are stated at cost. Equipment under capital leases is recorded at the lesser of the fair value of the asset or the present value of minimum lease payments.

     Depreciation of property and equipment is calculated on the straight-line method over the useful lives of the related assets and considers salvage value of the related asset. Equipment under capital leases and leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the equipment.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

1.   Organization  and  Summary of Significant Accounting Policies, Continued:
     -------------------------------------------------------------

     Major additions, betterments and renewals are capitalized. Maintenance and repairs, including major overhauls, are charged to operating expenses as they are incurred.

     Depreciation and amortization are computed over the following useful lives:

                  Helicopters and aircraft                15 - 25 years
                  Leasehold improvements - helicopters          7 years
                  Operational and office equipment            3-5 years
                  Buildings                                    30 years

     At the time assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss.

     Goodwill  and  Deferred  Financing  Costs
     -----------------------------------------

     Goodwill is recorded at cost and is amortized on a straight-line basis over 15 years. Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest method.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations, and No 142 ("SFAS 142"), Goodwill and Other Intangible
     Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria that must be met in order for intangible assets acquired in a purchase business combination to be recognized and reported apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets. The Company adopted the provisions of SFAS 141 immediately and SFAS 142 effective January 1, 2002. The adoption of SFAS 142, including the transitional impairment test, were completed and did not have a significant effect on the Company's 2002 financial statements.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

1.   Organization  and  Summary of Significant Accounting Policies, Continued:
     -------------------------------------------------------------

     Impairment  of  Long-Lived  Assets
     ----------------------------------

     Management periodically reviews long-lived assets, for possible impairment. Recoverability of long-lived assets is measured by comparison of the carrying amount of the Company's long-lived assets to the future net cash flows expected to be generated from the assets. No impairment has been recognized in the accompanying financial statements.

     Income  Taxes
     -------------

     As a limited liability company that is treated for income tax purposes as a partnership, the allocated share of the Company's federal and state taxable income or loss for each year is included in the income tax returns of the Members.

     Use  of  Estimates
     ------------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Accounts receivable balances from one of the Company's lines of business are subject to a significant risk of uncollectiblity. Management continually estimates the provision for doubtful accounts by performing extensive analytical procedures. The actual collection results of these receivables could differ significantly from management's estimates.

     New  Accounting  Standards
     --------------------------

     The Company adopted Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. The adoption of this standard did not have a significant effect on the Company's financial statements.

     In August 2002, the FASB issued SFAS No. 143 ("SFAS 143"), Accounting for Asset Retirement Obligations, which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS 143 is effective for the Company January 1, 2003. The Company has evaluated the impact of this standard and does not believe its adoption will have a significant effect on the Company's financial statements.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

1.   Organization  and  Summary of Significant Accounting Policies, Continued:
     -------------------------------------------------------------

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses the accounting and reporting for the impairment and disposal of long-lived assets. The Company has adopted SFAS No. 144 effective January 1, 2002 and such adoption did not have a significant effect on its financial statements.

     In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. The Company has evaluated the impact of this standard and does not believe its adoption will have a significant effect on the Company's financial statements.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging
     Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 replaces EITF No. 94-3, and is required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe the adoption of SFAS No. 146 will have a significant effect on its financial statements.

     Reclassifications
     -----------------

     Certain balances in the 2001 and 2000 financial statements have been reclassified to conform to the September 30, 2002 (unaudited) presentation. These changes had no effect on total assets, total liabilities, and members' equity or net income.

     Interim  Financial  Data
     ------------------------

     The interim financial data as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

2.   Notes  Receivable:
     ------------------

     Notes receivable consists of the following (in thousands):

                                       September 30,      December 31,
                                       -------------  ----------------------
                                           2002          2001        2000
                                       -------------  ----------  ----------
                                        (unaudited)
Note receivable from a corporation,
interest at prime plus 2% (11.50% at
December 31, 2000), due in monthly
installments through November 2001.    $          -   $       -   $     506

Note receivable from an individual,
interest at 10%, due in monthly
installments through April 2006.                 26          27           -
                                       -------------  ----------  ----------

                                                 26          27         506

      Less current portion                       (4)         (3)       (506)
                                       -------------  ----------  ----------

                                       $         22   $      24   $       -
                                       =============  ==========  ==========


3.   Equipment  Held  for  Sale
     --------------------------

     At September 30, 2002, equipment held for sale consisted of two helicopters that were purchased at a cost of $2,827,000 (unaudited) using short-term notes payable. Management's intention is to sell and then leaseback these two helicopters subsequent to September 30, 2002 at their original cost. At December 31, 2001, equipment held for sale consisted of three helicopters that were purchased at a cost of $4,356,000 using short-term notes payable. One of these helicopters was sold in March 2002 and the remaining two were sold in September 2002 at their original cost. At December 31, 2000, equipment held for sale consisted of two helicopters that were purchased at a cost of $2,587,000 using short-term notes payable. One of these helicopters was sold at its original cost in January 2001 and the other was sold at its original cost and leased back by the Company in November 2001.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

4.   Property  and  Equipment:
     -------------------------

     Helicopters and other aircraft consist of the following (in thousands):

                                       September 30,    December 31,
                                       ------------  ------------------
                                           2002        2001      2000
                                       ------------  --------  --------
                                       (unaudited)
Helicopters and other aircraft         $     39,335  $ 39,335  $ 34,206
Leasehold improvements - helicopters          9,281     8,203     8,355
Construction in process                       2,017     1,420       506
                                       ------------  --------  --------
                                       $     50,633  $ 48,958  $ 43,067
                                       ============  ========  ========


5.   Goodwill:
     --------

     Goodwill consists of the following (in thousands):

                                September 30,      December 31,
                                -------------  --------------------
                                    2002         2001       2000
                                -------------  ---------  ---------
                                 (unaudited)
Goodwill                        $        700   $    700   $    656
Less accumulated amortization           (235)      (235)      (189)
                                -------------  ---------  ---------
                                $        465   $    465   $    467
                                =============  =========  =========

     The Company adopted SFAS No. 142 effective January 1, 2002. In accordance with SFAS 142, prior period amounts were not restated. A reconciliation of the previously reported net income for the nine months ended September 30, 2001 and the years ended December 31, 2001, 2000 and 1999 to the pro forma amounts adjusted for the reduction of amortization expense related to goodwill is as follows (in thousands):

                               September 30,         December 31,
                               ------------  ----------------------------
                                   2001        2001      2000      1999
                               ------------  --------  --------  --------
                               (unaudited)
Reported net income            $      1,155  $  2,649  $  2,625  $  3,014
Add: amortization adjustment             34        46        41        48
                               ------------  --------  --------  --------
Pro forma net income           $      1,189  $  2,695  $  2,666  $  3,062
                               ============  ========  ========  ========


6.   Capital and Operating Lease Obligations:
     ----------------------------------------

     The Company leases aircraft and operational equipment under capital and operating lease agreements. The leases are generally on a long-term basis whereby the Company pays taxes, maintenance, insurance and certain other operating expenses. These leases generally contain renewal options for periods ranging from three to ten years. Certain of the leases provide for rental increases at specified intervals.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

6.   Capital  and  Operating  Lease  Obligations,  Continued:
     -------------------------------------------

     Operational equipment under capital leases, which are included in property and equipment, consist of the following (in thousands):

                                 September 30,           December 31,
                                --------------  -------------------------------
                                     2002         2001       2000       1999
                                --------------  ---------  ---------  ---------
                                  (unaudited)
Operational equipment           $         813   $    895   $    895   $    895
Less accumulated amortization            (160)      (847)      (692)      (527)
                                --------------  ---------  ---------  ---------
                                $         653   $     48   $    203   $    368
                                ==============  =========  =========  =========

     Future minimum lease payments at December 31, 2001 are as follows (in thousands):

                                                       Capital   Operating
                                                       leases      leases
                                                      ---------  ----------
Year ended December 31:
  2002                                                $     58   $    6,170
  2003                                                      13        6,013
  2004                                                       -        5,977
  2005                                                       -        5,558
  2006                                                       -        4,087
  Thereafter                                                 -        9,946
                                                      ---------  ----------
    Total minimum lease payments                            71   $   37,751
                                                                 ==========
    Less amount representing interest (at rates
      ranging from 8% to 10%)                               (3)
                                                      ---------
        Present value of net minimum lease payments         68
    Less current installments of obligations under
      capital leases                                       (55)
                                                      ---------
        Obligations under capital leases, net of
          current installments                        $     13
                                                      =========

     Certain aircraft operating lease agreements require that major components have a specified percentage of their allowable operating life remaining at the end of the lease term. If the remaining useful life on these major components falls below the specified percentage, an additional expense is accrued as aircraft maintenance costs.

     Lease and rental expense charged to operations was $5,429,000 (unaudited) and $5,623,000 (unaudited) for the nine months ended September 30, 2002 and 2001, respectively, and $7,405,000, $8,159,000 and $9,324,000, respectively,  for  the  years  ended  December  31,  2001,  2000 and 1999.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

7.   Long-term  Debt:
     ----------------

     Long-term debt consists of the following (in thousands):

                                                   September 30,      December 31,
                                                   -------------  --------------------
                                                       2002         2001       2000
                                                   -------------  ---------  ---------
                                                    (unaudited)
Helicopters and aircraft:
  0.00% due 2002-2005                              $      1,017   $  1,393   $    688
  6.89% due 2008                                          2,171      2,281          -
  7.13% due 2008                                          8,201      8,612          -
  7.15% due 2008                                          4,312      4,528          -
  7.43% due 2008                                          5,077      5,330          -
  7.48% due 2008                                          1,253      1,315          -
  8.02% due 2006                                          3,531      3,800          -
  8.49% due 2007                                          1,278      1,355      1,450
  8.70% due 2004                                            631        490        546
  8.82% due 2007                                              -          -      1,840
  8.96% due 2007                                              -      2,447      2,626
  9.12% due 2003                                          2,303          -      3,109
  9.27% due 2006                                              -      2,029     16,261
  9.41% due 2007                                          1,921          -          -
  9.55% due 2004                                            445        701      1,401
  9.75% due 2007                                              -          -        605

Real estate and buildings:
  One Month LIBOR Rate + 2.00% (3.82% (unaudited)
    at September 30, 2002 and 3.86% at December
    31, 2001) due 2011                                    1,612      1,690          -
  8.81% due 2010                                              -          -        704
  10.00% due 2007                                             -          -          -

Operational and office equipment:
  0.00% due 2001                                              -          -        196
  3.89% due 2000                                              -          -          -
  7.31% due 2005                                             12          -          -
  8.50% due 2000                                              -          -          -
  10.00% due 2003                                            31         39         49

Lines of credit:
  Prime Rate due 2003                                      (134)     1,989     10,943
  Two Month LIBOR Rate + 2.50% (4.31% (unaudited)
    at September 30, 2002 and 4.72% at December
    31, 2001) due 2003                                    3,000      6,000          -
                                                   -------------  ---------  ---------
    Total long-term debt                                 36,661     43,999     40,418

Less current installments                                (5,935)    (3,185)    (2,657)
                                                   -------------  ---------  ---------
    Long-term debt, net of current installments    $     30,726   $ 40,814   $ 37,761
                                                   =============  =========  =========

     Under the terms of the above long-term debt, the Company must comply with certain restrictive covenants, including a restriction on capital expenditures and maintaining certain financial ratios. At September 30, 2002 (unaudited) and December 31, 2001, the Company was in compliance with these covenants.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

7.   Long-term  Debt,  Continued:
     ---------------

     At December 31, 2001, the Company had one line of credit, which expires in 2003. The line of credit, subject to certain covenants and conditions, allows the Company to borrow up to $20,000,000 at either the bank's prime rate or a LIBOR rate plus 2.50%. At September 30, 2002 and December 31, 2001, $9,180,000 (unaudited) and $9,620,000, respectively, of additional borrowings were available under this line of credit. Receivables, inventories and other unencumbered tangible assets collateralize this line of credit.

     The scheduled principal maturities of debt outstanding at December 31, 2001 are as follows (in thousands):

          2002         $ 3,185
          2003          10,840
          2004           3,694
          2005           3,054
          2006           6,083
          Thereafter    17,143
                       -------
                        43,999
                       =======

     Long-term debt is collateralized by substantially all of the Company's property and equipment.

     The fair value of the Company's long-term debt with fixed interest rates was estimated by discounting future cash flows using rates currently offered for borrowings with similar maturities at December 31, 2001 and 2000. The Company's long-term debt with variable interest rates approximates fair value as of December 31, 2001 and 2000.

     The carrying amounts and fair values of long-term debt at December 31, 2001 and 2000 were as follows (in thousands):

                 Carrying Value      Fair Value
                ----------------  ----------------
                 2001     2000     2001     2000
                -------  -------  -------  -------
Long-term debt  $43,999  $40,418  $45,706  $42,996


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

8.   Employee  Benefits:
     -------------------

     The Company sponsors a self-insured health benefit plan to provide comprehensive medical, dental and vision coverage for the employees of the Company and their covered family members. Approximately 28% of the expense of the plan is borne by the employees. The Company carries an excess reimbursement policy, which covers 100 percent of payments exceeding $80,000 during a 12-month period per individual. Total expense under this plan was $2,518,000 (unaudited) and $1,861,000 (unaudited), respectively, for the nine months ended September 30, 2002 and 2001, and $2,713,000, $1,586,000 and $1,386,000, respectively for the years ended December 31, 2001, 2000 and 1999.

     The Company sponsors a 401(k) retirement plan for substantially all of its employees. The Company matches 30% of the employees' contributions up to 6% of their compensation. Employees vest in the Company's match over a five-year period. The Company contributed to the Plan $222,000 (unaudited) and $131,000 (unaudited), respectively, for the nine months ended September 30, 2002 and 2001, and $179,000, $54,000 and $48,000, respectively, for the years  ended  2001,  2000  and  1999.


9.   Related  Party  Transactions:
     -----------------------------

     The Company has agreed to pay an annual management fee of $240,000 for consulting services, technical knowledge and advice from its Members. In addition, the Company incurs expenses payable to the Members for legal and travel related to operations. Such expenses amounted to $39,000 (unaudited) and $61,000 (unaudited), respectively, for the nine months ended September 30, 2002 and 2001, and $135,000, $44,000 and $12,000, respectively, for the years  ended  2001,  2000  and  1999.


10.  Commitments:
     ------------

     During 1999, the Company entered into a commitment agreement (1999 aircraft purchase agreement) to purchase eight aircraft for approximately $16,000,000. Four of the eight aircraft were delivered prior to December 31, 2001. As part of the commitment to purchase these additional aircraft, the Company committed deposits totaling $814,000 collateralized by a 0% interest-bearing note payable. As of December 31, 2001, the deposit and related note payable totaled $563,000 for this future commitment.


                                    Continued

                         ROCKY MOUNTAIN HOLDINGS, L.L.C.

10.  Commitments,  Continued:
     -----------

     During 2001, the Company entered into a commitment agreement (2001 aircraft purchase agreement) to purchase ten aircraft for approximately $16,600,000. Two of the ten aircraft were delivered in December of 2001. As part of the commitment to purchase these aircraft, the Company committed deposits totaling $830,000 collateralized by a 0% interest-bearing note payable. As of December 31, 2001, the deposit and related note payable totaled $830,000 for this future commitment.

     As of September 30, 2002, three of the ten aircraft had been delivered under the 2001 aircraft purchase agreement (unaudited). The remaining seven aircraft will be delivered between October 2002 and September 2005. As of September 30, 2002, the deposit and related note payable associated with this commitment totaled $593,000 (unaudited). In addition, as of September 30, 2002, five of the eight aircraft had been delivered (unaudited) under the 1999 aircraft purchase agreement. The remaining three aircraft will be delivered, as customer demand requires. In addition, as of September 30, 2002, the deposit and related note payable associated with this commitment totaled $424,000 (unaudited).


11.  Subsequent  Events:
     ------------------

     In  June  2002,  the  Company  and  its  members  entered into a Definitive
     Purchase Agreement (the "Agreement") to sell 100% of the membership interests in the Company to Air Methods Corporation. The Agreement provides for a cash purchase price of $28,000,000 due at closing, subject to customary closing and post-closing adjustments. Additional consideration of up to $2,600,000 is possible through earn-out provisions set forth in the Agreement, which, if earned, would be paid out over the next nine years.

     In April 1996, the Members of the Company created the Senior Management Incentive Program (the "EAR Plan"). Under the EAR Plan, participating members of management of the Company were issued certain "Equity Appreciation Rights", which entitle them to receive compensation based on the "increase in equity" of the Company as defined by the EAR Plan. However, payment of this compensation is contingent upon the occurrence of a "Liquidating Event" as defined by the EAR Plan. In accordance with the EAR Plan, the Agreement signed in June of 2002 between the Company's members and Air Methods Corporation for the purchase of the membership interests of the Company constituted a "Liquidating Event" under the EAR Plan. As a result, the EAR Plan participants were paid, by the members, approximately $881,000 in October 2002 and $59,000 in November 2002. An additional $408,000 is expected to be paid in January 2003. For the nine-months ending September 30, 2002 the Company recorded $1,348,000 (unaudited) of compensation expense and a corresponding contribution of capital from members relating to these EAR payments. In addition, based on future events an additional amount of up to $323,000 may be paid out over the next nine-years.

                    Air Methods Corporation and Subsidiaries
                         Pro Forma Financial Information
                                   (unaudited)

The accompanying unaudited pro forma combined balance sheet presents the historical financial information of Air Methods Corporation (the Company), as of September 30, 2002, as adjusted for the acquisition of Rocky Mountain Holdings LLC (RMH), as if the transaction had occurred on September 30, 2002.

The accompanying unaudited pro forma combined statements of operations for the nine months ended September 30, 2002, and the year ended December 31, 2001, combine the historical operations of the Company with the historical operations of RMH as if the transaction had occurred on January 1, 2001.

The acquisition will be accounted for under the purchase method of accounting and the acquisition cost will be allocated to the acquired assets and assumed liabilities based on fair values. The unaudited pro forma combined financial statements have been prepared by the Company's management based upon the historical financial statements of the Company and RMH and preliminary estimates of fair values, which are subject to change pending a final analysis of the fair values. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements and notes thereto should be read in conjunction with the historical financial statements included in the Company's previous filings with the Securities and Exchange Commission and RMH financial statements included herein.

                                     AIR METHODS CORPORATION AND SUBSIDIARIES
                                         PRO FORMA COMBINED BALANCE SHEET
                                          SEPTEMBER 30, 2002 (UNAUDITED)
                                              (AMOUNTS IN THOUSANDS)


                                                         HISTORICAL
                                              -------------------------------
                                               AIR METHODS    ROCKY MOUNTAIN     PRO FORMA       PRO FORMA
                                               CORPORATION   HOLDINGS, L.L.C.   ADJUSTMENTS       COMBINED
                                              -------------------------------------------------------------
ASSETS

Current assets:
  Cash and cash equivalents                   $      3,606              1,157                        4,763

  Current installments of notes receivable              40                  4                           44

  Receivables, net                                  25,441             18,964                       44,405

  Inventories                                        4,165              9,212                       13,377
  Work-in-process on medical interiors
    and product contracts                               42                665                          707
  Costs and estimated earnings in excess
    of billings on uncompleted contracts               866                 --                          866
  Deferred tax asset                                 5,537                 --                        5,537
  Assets held for sale                                 416              2,827                        3,243
  Prepaid expenses and other                         1,532              1,485                        3,017
                                              -------------  -----------------  ------------     ----------
    Total current assets                            41,645             34,314             0         75,959
                                              -------------  -----------------  ------------     ----------

Equipment and leasehold improvements:
  Aircraft and ground support equipment             75,243             47,614         9,467 (g)    132,324
  Other equipment                                    6,337             14,917          (204)(g)     21,050
                                              -------------  -----------------  ------------     ----------
    Total equipment                                 81,580             62,531         9,263        153,374
  Accumulated depreciation and amortization        (34,229)           (18,271)       18,271 (g)    (34,229)
                                              -------------  -----------------  ------------     ----------
    Net equipment and leasehold improvements        47,351             44,260        27,534        119,145

  Excess of cost over fair value of net
    assets acquired                                  2,974                465          (465)(a)      2,974
  Notes receivable, less current portion               113                 22                          135
  Other assets, net                                  5,907              2,031         2,600 (k)     10,538
                                              -------------  -----------------  ------------     ----------

Total assets                                  $     97,990             81,092        29,669        208,751
                                              =============  =================  ============     ==========

See accompanying notes to pro forma combined financial statements.                              (Continued)


                                    AIR METHODS CORPORATION AND SUBSIDIARIES
                                        PRO FORMA COMBINED BALANCE SHEET
                                         SEPTEMBER 30, 2002 (UNAUDITED)
                                             (AMOUNTS IN THOUSANDS)


                                                        HISTORICAL
                                              -------------------------------
                                               AIR METHODS    ROCKY MOUNTAIN    PRO FORMA        PRO FORMA
                                               CORPORATION   HOLDINGS, L.L.C.  ADJUSTMENTS       COMBINED
                                              ------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current installments of long-term debt      $      3,384              8,538         (285)(i)     11,637
  Current installments of capital leases               379                265                         644
  Accounts payable                                   3,190              2,562                       5,752
  Deferred revenue                                   1,442                575                       2,017
  Accrued overhaul and parts replacement             3,963                 --        3,942 (l)      7,905
  Other accrued liabilities                          2,929              6,383        3,600 (k)     14,032
                                                                                       820 (o)
                                                                                       300 (p)
                                              ------------------------------------------------------------
    Total current liabilities                       15,287             18,323        8,377         41,987

  Long-term debt, less current installments         15,893             30,726       15,858 (c)     80,985
                                                                                    23,000 (d)
                                                                                    (2,197)(e)
                                                                                    (2,295)(i)

  Obligations under capital leases                   2,646                470                       3,116
  Accrued overhaul and parts replacement            13,010                 --       13,198 (l)     26,208
  Deferred income taxes                              6,631                 --                       6,631
  Other liabilities                                  1,917                504        2,600 (f)      5,021
                                              ------------------------------------------------------------
    Total liabilities                               55,384             50,023       58,541        163,948

  Total stockholders' equity                        42,606             31,069      (31,069)(b)     44,803
                                                                                     2,197 (e)

                                              ------------------------------------------------------------
  Total liabilities and stockholders' equity  $     97,990             81,092       29,669        208,751
                                              ============================================================

     See accompanying notes to pro forma combined financial statements.

                                      AIR METHODS CORPORATION AND SUBSIDIARIES
                                     PRO FORMA COMBINED STATEMENT OF OPERATIONS
                              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)
                             (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          HISTORICAL
                                                  ------------------------------
                                                  AIR METHODS    ROCKY MOUNTAIN     PRO FORMA        PRO FORMA
                                                  CORPORATION   HOLDINGS, L.L.C.   ADJUSTMENTS       COMBINED
                                                 -------------------------------------------------------------
Revenue:
  Flight revenue                                 $     76,892             87,270                      164,162
  Sales of medical interiors and aircraft parts         6,095              3,686          (191)(r)      9,590
                                                 -------------------------------------------------------------
    Total revenue                                      82,987             90,956          (191)       173,752
                                                 -------------------------------------------------------------

Operating expenses:
  Flight centers                                       25,586             33,586                       59,172
  Bad debt expense                                     10,588             13,914                       24,502
  Aircraft operations                                  18,931             20,946                       39,877
  Cost of medical interiors and parts sales             4,449              3,058          (178)(r)      7,329
  Aircraft rental                                       3,652              4,849                        8,501
  Depreciation and amortization                         4,221              3,036         1,026 (q)      8,283
  Loss on disposition of assets, net                       51                 68                          119
  General and administrative                            7,685              4,836          (207)(j)     10,670
                                                                                        (1,644)(m)
                                                 -------------------------------------------------------------
    Total operating expenses                           75,163             84,293        (1,003)       158,453
                                                 -------------------------------------------------------------

    Operating income                                    7,824              6,663           812         15,299

Other income (expense):
  Interest expense                                     (1,287)            (2,185)         (565)(c)     (6,675)
                                                                                        (2,070)(d)
                                                                                          (245)(e)
                                                                                           110 (i)
                                                                                          (433)(s)
  Interest income                                          26                 28                           54

  Other, net                                               89                 --                           89

                                                 -------------------------------------------------------------
Income before income taxes                              6,652              4,506        (2,391)         8,767

Income tax expense                                      2,593                 --           825 (h)      3,418
                                                 -------------------------------------------------------------
    Net income                                   $      4,059              4,506        (3,216)         5,349
                                                 =============================================================


Basic income per common share                    $       0.45                                            0.59
                                                 =============================================================

Diluted income per common share                  $       0.44                                            0.55
                                                 =============================================================

Weighted average number of common
  shares outstanding:

    Basic                                           9,090,782                                       9,090,782
                                                 =============================================================

    Diluted                                         9,250,558                          443,224      9,693,782
                                                 =============================================================

See accompanying notes to pro forma combined financial statements.

                                       AIR METHODS CORPORATION AND SUBSIDIARIES
                                      PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                   FOR THE YEAR ENDED DECEMBER 31, 2001(UNAUDITED)
                              (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            HISTORICAL
                                                  -------------------------------
                                                   AIR METHODS    ROCKY MOUNTAIN     PRO FORMA       PRO FORMA
                                                   CORPORATION   HOLDINGS, L.L.C.   ADJUSTMENTS      COMBINED
                                                  -------------------------------------------------------------
Revenue:
  Flight revenue                                  $     82,288             94,502                      176,790
  Sales of medical interiors and aircraft parts          9,808              5,700          (662)(r)     14,846
  Gain on disposition of assets, net                                          172                          172
                                                  -------------------------------------------------------------
    Total revenue                                       92,096            100,374          (662)       191,808
                                                  -------------------------------------------------------------

Operating expenses:
  Flight centers                                        28,288             39,780                       68,068
  Bad debt expense                                       9,714             12,322                       22,036
  Aircraft operations                                   20,222             23,345                       43,567
  Cost of medical interiors and parts sales              7,362              3,433          (534)(r)     10,261
  Aircraft rental                                        3,772              6,754                       10,526
  Depreciation and amortization                          5,239              4,055           (46)(n)     10,612
                                                                                          1,364 (q)
  General and administrative                             9,781              4,688          (357)(j)     14,112
                                                  -------------------------------------------------------------
    Total operating expenses                            84,378             94,377           427        179,182
                                                  -------------------------------------------------------------

    Operating income                                     7,718              5,997        (1,089)        12,626

Other income (expense):
  Interest expense                                      (1,945)            (3,468)         (753)(c)     (9,662)
                                                                                         (2,760)(d)
                                                                                           (327)(e)
                                                                                            169 (i)
                                                                                           (578)(s)
  Interest income                                          100                 62                          162

  Other, net                                                75                 58                          133

                                                  -------------------------------------------------------------
Income before income taxes                               5,948              2,649        (5,338)         3,259

Income tax expense (benefit)                              (615)                --        (1,049)(h)     (1,664)

    Net income                                    $      6,563              2,649        (4,289)         4,923
                                                  =============================================================

Basic income per common share                     $       0.78                                            0.58
                                                  =============================================================

Diluted income per common share                   $       0.76                                            0.54
                                                  =============================================================

Weighted average number of common
  shares outstanding:

    Basic                                            8,421,671                                       8,421,671
                                                  =============================================================

    Diluted                                          8,659,302                          443,224      9,102,526
                                                  =============================================================

See accompanying notes to pro forma combined financial statements.

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)


(1)  BASIS  OF  PRESENTATION
     -----------------------

     The accompanying unaudited pro forma combined financial statements are presented to reflect the acquisition of RMH by the Company using the purchase method of accounting whereby the acquisition cost will be allocated to the acquired assets and assumed liabilities based on their fair values.

     The accompanying unaudited pro forma combined balance sheet presents the historical financial information of the Company, as of September 30, 2002, as adjusted for the acquisition of RMH, as if the transaction had occurred on September 30, 2002. The accompanying unaudited pro forma combined statements of operations for the nine months ended September 30, 2002, and the year ended December 31, 2001, combine the historical operations of the Company with the historical operations of RMH as if the transaction had occurred on January 1, 2001. Certain reclassifications have been made to the historical RMH financial statement presentation to conform to the Company's basis of presentation. Bad debt expense is shown as a component of operating expenses in the Company's statements of operations, rather than as a reduction to revenue, as presented in the RMH historical financial statements.

     These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The Company has commenced workforce reductions subsequent to the acquisition and expects general and administrative expenses to decrease in excess of $2,500,000 annually as a result.

(2)  PRO  FORMA  ADJUSTMENTS
     -----------------------

     The purchase price of RMH totaled $36,200,000, including contingent consideration, and was allocated to the RMH aircraft based on preliminary estimates of fair value which are subject to change based on a final analysis of fair values. The unaudited pro forma combined financial statements reflect the following adjustments:

     (a)  Eliminate  RMH  goodwill  balance  as  of  September  30,  2002.

     (b)  Eliminate  RMH  equity  balances  as  of  September  30,  2002.

     (c) Record revolving credit facility draw downs used to finance the acquisition and the related interest expense at 4.75%. A change of 1/8% in the interest rate would result in a $15,000 change in interest expense for the nine months ended September 30, 2002, and $20,000 change for the year ended December 31, 2001. The revolving credit facility provides for draw downs, up to a maximum of $35,000,000, which bear interest, at the Company's option, at either the Federal
          Funds rate plus 0.5% or a rate based upon the LIBOR rate plus an applicable margin, which may range from 1.75% to 3.0%.

     (d) Record the issuance of $23,000,000 of subordinated notes to finance the acquisition and the related interest expense. The notes are unsecured and bear interest at an annual rate of 12%.

     (e) Record the issuance of stock purchase warrants to acquire 443,224 shares of the Company's common stock for nominal consideration and the related amortization as additional interest expense. The warrants were granted in connection with the issuance of the $23,000,000 subordinated notes and were recorded as a discount to the notes.

     (f) Record the amount of additional consideration that the Company believes is probable to be paid to the sellers dependent upon certain RMH future cash receipts.

     (g) Eliminate accumulated depreciation and adjust RMH fixed assets to estimated fair market value based on the acquisition.

                    AIR METHODS CORPORATION AND SUBSIDIARIES
           NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS, CONTINUED
                                   (UNAUDITED)

     (h) Record estimated income tax provision using a 39% effective corporate tax rate. Prior to the acquisition, RMH was a limited liability corporation, and net income was taxable directly to its shareholders. Because the acquisition was accounted for as an asset purchase for income tax purposes, no deferred tax asset or liability was recorded on the balance sheet related to the transaction.

     (i) Record the payoff of certain debt of RMH and the Company at the date of the acquisition. Eliminate related interest expense.

     (j) Eliminate certain management fees paid by RMH to the sellers prior to the acquisition.

     (k) Record estimated costs incurred in connection with the acquisition consisting of $2,600,000 of debt origination costs and $1,000,000 of transaction closing costs.

     (l) Record beginning accrued overhaul and parts replacement reserve for RMH aircraft fleet to conform to accrual method of accounting used by the Company.

     (m) Eliminate expenses incurred by RMH during the nine months ended September 30, 2002, in connection with the acquisition, including equity appreciation rights expenses resulting from acquisition.

     (n) Eliminate amortization of RMH goodwill for the year ended December 31, 2001.

     (o) Record estimated severance payments to RMH employees terminated after the acquisition.

     (p) Record estimated future repair costs on aircraft or aircraft parts being repaired or overhauled at the date of acquisition.

     (q) Adjust depreciation to reflect the change in the acquired aircraft basis and an average estimated remaining life of 15 years.

     (r)  Eliminate  sales  of  medical  interiors  from  the  Company  to  RMH.

     (s) Record amortization of debt origination costs over the terms of the debt agreements.

(3)  INCOME  PER  SHARE
     ------------------

     Pro forma basic earnings per share is computed by dividing pro forma net income by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per share is computed by dividing pro forma net income by all common shares and dilutive potential common shares outstanding during the period, including the effect of the warrants issued in connection with the acquisition.